UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒ Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

IDENTIVE GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IDENTIVE GROUP, INC.

Supplement dated June 7, 2012 to the Proxy Statement dated April 27, 2012

Identive Group, Inc. (the “Company”) is filing the additional material contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the upcoming 2012 Annual Meeting of Stockholders to be held on June 13, 2012 (the “Annual Meeting”).

On June 5, 2012, the Company dismissed its independent registered public accounting firm, Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft (“Deloitte”). The Company filed a Current Report on Form 8-K on June 7, 2012 (the “Form 8-K”) in connection with the dismissal of Deloitte as the Company’s independent auditor and provided Deloitte with a copy of the disclosures in the 8-K. As disclosed in the Form 8-K, the reports of Deloitte on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2011 and December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2011 and 2010 and through the date of this Schedule 14A, (i) there were no disagreements with Deloitte on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements for such years or any subsequent interim period through the date of this Schedule 14A, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) except for the existence of material weaknesses as of December 31, 2011 as more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The Company also requested Deloitte to furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements made by the Company in the Form 8-K, and if, not, stating the respects in which it does not agree. A copy of the letter, dated June 6, 2012, was attached as Exhibit 16.1 to the Form 8-K.

As a result, at the Annual Meeting on June 13, 2012, the Company intends to withdraw Proposal 4 from the meeting agenda. Proposal 4 requests the stockholders of the Company to ratify the appointment of Deloitte as the independent auditor of the Company for the fiscal year ending December 31, 2012. The Company does not intend to submit any other proposal for ratification with respect to the appointment of auditors at the upcoming Annual Meeting.

You should note the following:

•	We will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the expected withdrawal of Proposal 4.
•	Proxy cards or voting instructions already received with direction on Proposal 4 will not be voted on Proposal 4 if the proposal is withdrawn.
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Proxy cards or voting instructions received and providing direction on the remaining proposals to be considered at the Annual Meeting (Proposals 1,2 and 3) will remain valid and in effect, and will be voted as directed.

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If you have already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change your previously cast votes on the remaining proposals.

Your vote regarding the remaining proposals is important. Please vote on these remaining proposals as described in the Notice of Internet Availability of Proxy Materials previously mailed to you on or about April 27, 2012, the Proxy Statement, dated April 27, 2012 and the proxy card accompanying the Proxy Statement, copies of which are available at www.proxyvote.com.

By Order of the Board of Directors of Identive Group, Inc.

Melvin Denton-Thompson Chief Financial Officer and Secretary

Santa Ana, California

June 7, 2012